MAGMA COPPER COMPANY                    EXHIBIT 11

                       Computation of Per Share Earnings
                   (In thousands, except per share amounts)

                                     Three Months          Six Months
                                    ended June 30,       ended June 30,
                                   -----------------  -------------------
                                    1995      1994     1995        1994
 Primary                           -------   ------   ------     -------
-------
Weighted average common
  shares outstanding               48,944   49,283     49,093    49,218
Earnings used in per common
  share computation:
  Net income                      $54,423  $20,610   $106,189   $28,221
   Preferred stock dividends       (2,906)  (2,906)    (5,812)   (5,812)
                                   ------   ------    -------    ------
  Net income available
    for common stock              $51,517  $17,704   $100,377   $22,409
                                   ======   ======    =======    ======
Earnings per share:
  Net income                      $  1.11  $   .42   $   2.16   $   .57
                                   ======   ======    =======    ======
  Preferred stock dividends          (.06)    (.06)      (.11)     (.11)
                                   ------   ------    -------    ------
Earnings per share of
  common stock                    $  1.05  $   .36   $   2.05   $   .46
                                   ======   ======    =======    ======
Assuming full dilution
----------------------
Weighted average common
  shares outstanding               63,065   63,368     63,202    63,368
Earnings used in per common
  share computation:
  Net income                      $54,423  $20,610   $106,189   $28,221
Earnings per share:
  Net income                      $   .86  $   .33   $   1.68   $   .45

Computation of weighted average
  shares outstanding-fully diluted
 ---------------------------------
Primary weighted average
  shares outstanding               48,944   49,283     49,093    49,218

Assuming full dilution:
  Conversion of Series D Preferred
    Stock (2 million shares at
    3.448 conversion rate)          6,896    6,896      6,896     6,896
  Conversion of Series E Preferred
    Stock (2 million shares at
    3.5945 conversion rate)         7,189    7,189      7,189     7,189

  Incremental shares                   36       --         24        65
                                   ------   ------    -------    ------
Fully diluted weighted
  average shares outstanding       63,065   63,368     63,202    63,368
                                   ======   ======    =======   =======